COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS MASSACHUSETTS INTERMEDIATE MUNICIPAL BOND
FUND AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND
INDEX

EXHIBIT A:

                                        DREYFUS
              LEHMAN BROTHERS        MASSACHUSETTS
                  10-YEAR            INTERMEDIATE
  PERIOD         MUNICIPAL             MUNICIPAL
               BOND INDEX *            BOND FUND

 6/26/92          10,000                10,000
 3/31/93          10,898                10,885
 3/31/94          11,205                11,231
 3/31/95          12,048                11,706
 3/31/96          13,116                12,551
 3/31/97          13,800                13,051
 3/31/98          15,233                14,177

* Source: Lehman Brothers